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                                                                     EXHIBIT 5.1

                      [LETTERHEAD OF DORSEY & WHITNEY LLP]


Metris Companies Inc.
10900 Wayzata Boulevard
Minnetonka, Minnesota  55305-1534

Ladies and Gentlemen:

         We have acted as counsel to Metris Companies Inc., a Delaware corporation (the "Company"), in connection with the sale by the Company of up to $150,000,000 principal amount of the Company's Renewable Unsecured Subordinated Notes (the "Notes"), pursuant to an Indenture dated as of October 25, 2002, as supplemented by a First Supplemental Indenture (the "Supplemental Indenture") dated as of October 25, 2002 between the Company and U.S. Bank National Association, as Trustee (as supplemented, the "Indenture") in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed as of September 29, 2000.

         We have examined such documents, including resolutions of the Board of Directors of the Company adopted on September 25, 2002 (the "Financing Resolutions"), and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below.

         In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Indenture.

         Based on the foregoing, we are of the opinion that the Notes have been duly authorized by all requisite corporate action and, when delivered against payment thereof in the manner described in the Supplemental Indenture, and in the manner prescribed by the Uniform Commercial Code of Delaware as in effect in the State of Delaware, will constitute valid and binding obligations of the Company, enforceable in accordance with the terms of such Notes.

         The opinion set forth above is subject to the following qualifications and exceptions:



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         (a) The opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally.

         (b) The opinion is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding at law or in equity).

         (c) In rendering the opinion, we have assumed that, at the time of the delivery of the Notes, the Financing Resolutions referred to above will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, delivery, validity or enforceability of the Notes, the Registration Statement will continue to be effective, none of the particular terms of the Notes will violate any applicable law and neither the issuance and the sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

         Our opinions expressed above are limited to the laws of the state of Delaware, including the Uniform Commercial Code as in effect in the State of Delaware, as compiled in the CCH Secured Transactions Guide as of the date hereof, and the federal laws of the United States of America. No opinion is given with respect to cases decided under the Uniform Commercial Code, or with respect to any provision of the Uniform Commercial Code as in effect in the State of Delaware that has been amended subsequent to, or differs from, the compilations thereof in the CCH Secured Transactions Guide as of the date hereof. We assume no responsibility as to the applicability to this transaction, or the effect thereon, of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus Supplement included as part of the Registration Statement.

            Dated: October 25, 2002


                                                  Very truly yours,

                                                  /s/ Dorsey & Whitney LLP
KLP/DLS



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